MANUFACTURER'S AGREEMENT

This Manufacturer's Agreement ("Agreement") is entered into this 15th day of September, 2004, by and between THE INDIGO GROUP USA, INC., ("Manufacturer"), and GURU DENIM, INC., dba TRUE RELIGION BRAND JEANS. ("Company")

Recitals

A WHEREAS, Company has created designs for certain goods (the "Goods") and wishes to have Manufacturer manufacture the Goods in accordance with such designs.

B. WHEREAS, Manufacturer wishes to accept such obligation pursuant to the terms hereof.

NOW, THEREFORE, for and in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Agreement

1. Quotation and Production Schedule. With respect to any orders for Goods Company wishes to have Manufacturer manufacturer, Company shall provide Manufacturer with its specifications for such Goods in writing (the "Specifications"). The Specifications shall contain such particularity as Manufacturer may reasonably need to provide its services hereunder, including, without limitation, any special packing or packaging requirements. Subject to the termination provisions contained in paragraph 3 hereof, and providing in each case Company has customer orders to fill, Company shall deliver to Manufacturer, commencing seven (7) weeks after Manufacturer gives written notice that it has sufficient fabric to commence production, purchase orders for a minimum of 3,000 units per week throughout the term of this Agreement. In the event Manufacturer fails to properly fill any purchase order, Company shall notify Manufacturer of such fact and of the nature of the problem and Manufacturer shall have ten (10) days to cure the problem.

2. Manufacture.

(a) Manufacturer shall manufacture for Company the Goods in accordance with the Specifications. Manufacturer shall not manufacture or produce any items pursuant to all or a material part of the Specifications except pursuant to the written directions of Company, Manufacturer may not sub-contract out any of its obligations hereunder without the express prior written consent of Company, which consent may be given or withheld in Company's sole and absolute discretion. Notwithstanding the foregoing, any goods manufactured by K&K Apparel shall not be deemed a sub-contractor under this paragraph.

(b) Manufacturer shall only manufacture the specific number of Goods as requested by Company and at no time shall manufacture excess goods or overruns. Manufacturer shall not sell, transfer or otherwise dispose of any Goods or packaging bearing the Trademarks to any third parties without the express prior written consent of Company, which consent may be given or withheld in Company's sole and absolute discretion.

(c) Manufacturer shall manufacture the Goods and packaging to conform in quality to the Specifications as defined in Paragraph 2(a) above. Manufacturer shall comply with all terms of Company's purchase orders, including those concerning the tolerances allowed by Company. Manufacturer shall follow damages, seconds and irregulars procedures set forth by the Company.

(d) All Goods and Packaging manufactured by Manufacturer shall be delivered to locations specified by Company or directly to Company, whichever Company may direct.

(e) Manufacturer nor any affiliate of Manufacturer shall sell or distribute a premium denim brand either under its own label or the label owned by a third party without the prior written consent of Manufacturer which consent may be withheld upon Manufacturer's commercially reasonable discretion. If Manufacturer does not obtain such consent and chooses to manufacture a premium denim line, this Agreement shall terminate.

3. Term. This Agreement shall commence as of the date of this Agreement and continue for a period of one (1) year, at which time it will terminate unless sooner terminated by either side as set out below in this paragraph. If Manufacturer fails to fill an order with first quality goods in a timely manner, Company shall deliver written notice of that fact to Manufacturer which notice shall specify the nature of the default. If, and only if, (I) Manufacturer fails to fill three (3) separate orders with first quality goods in a timely manner, (ii) Company has given written notice of such fact on each occasion, and (iii) Manufacturer has failed on each occasion to cure the problem within the time period specified in paragraph 1 hereof, then after the third such incident Company may terminate this Agreement on these grounds. With respect to any other material breach by either side, the Agreement shall not be deemed terminated unless and until the party allegedly in breach has been provided with ten (10) days written notice of the breach and has failed to cure same within that time.

4. Inspection.

(a) Company or its agents or representatives may inspect the Goods, and any packing or packaging materials (collectively, "Materials") at any stage of any production, assembly, packaging, boxing or shipping process, and as well as personally pull samples from any production, assembly, packaging or boxing line during all shifts at any of the manufacturing facilities utilized for the production of the Materials, and/or Manufacturer's places of business (the "Production Facilities").

(b) Company or its agents or representatives shall have access to the Production Facilities during any scheduled production time for the Materials, and all stages of their production. A suitable inspection station shall be made available at the Production Facilities in order for Company or its agents or representatives, as the case may be, to accomplish the inspection as herein described, and Manufacturer shall make available its employees and agents for consultation to assist in this inspection program.

(c) This inspection right may be exercised from time to time and at any time throughout the term of this Agreement.

(d) No such inspection or any approval therefrom by or on behalf of Company shall be or constitute a waiver of Manufacturer's responsibility to make all Materials in accordance with the Specifications, and Manufacturer shall remain liable for any defect in the Materials or non-conformity to the Specifications, and all damage caused thereby.

(e) Should Company, or its agents or representatives determine that any of the Materials fail to conform to the Specifications, Manufacturer shall bring such Materials into conformity with the Specifications in all material respects, or this Agreement may be terminated.

5. Payment For Goods.

(a) All purchase orders submitted by Company to Manufacturer shall specify a reasonable delivery date. Manufacturer may refuse to accept any order that does not schedule a reasonable date for delivery of the goods.

(b) Payment for all Goods shall be 14 days after delivery by Manufacturer to Company.

(c) For all orders of first quality Goods, Company shall pay Manufacturer, Manufacture's Cost, plus 20%. Cost shall be set forth as an exhibit to every purchase order. The Costs must be competitive with other manufacturers in Los Angeles, California willing to manufacture similar product for Company. Company shall, at all times, make available a factor guarantee not to exceed $350,000.

(d) For all damages, seconds, overruns or irregular Goods, or any Goods found to be nonconforming to the specifications based upon industry accepted tolerance; Company shall pay Manufacturer 50% of Manufacturer's cost.

6. Compliance.

(a) Manufacturer shall ensure that all merchandise manufactured hereunder shall be manufactured in compliance with all federal, state and local laws which pertain to the manufacture of clothing, apparel, and other merchandise including the Flammable Fabrics Act, as amended, reasonable and representative tests, as prescribed by the Consumer Product Safety Commission, have been performed which show that the Products at the time of their shipment or delivery conform to the above-referenced flammability standards as are applicable.

(b) Manufacturer shall manufacture or cause to manufacture all Goods (including components thereof) manufactured in the United States, in compliance with the Code and with all applicable requirements of Sections 6, 7, and 12 of the Fair Labor Standards Act, as amended, and all regulations and orders of the United States Department of Labor under Section 14 thereof, and applicable state and local laws pertaining to child labor, minimum wage and overtime compensation, and, if the Goods are manufactured outside the United States, in compliance with all applicable laws, including but not limited to, wage, overtime compensation, benefits, hour, hiring and employment, workplace conditions and safety, environmental, collective bargaining, freedom of association laws of the country of manufacture and without the use of child (persons under the age of fifteen or younger than the age for completing compulsory education, if that age is higher than 15), prison, indentured, bonded, forced or slave labor.

(c) Manufacturer acknowledges and agrees that it has registered with the Division of Labor Standards Enforcement pursuant to Part 11 (commencing with section 2670) to Division 2 of the Labor Code of the State of California, including but not limited to the requirements set forth on Exhibit "B" relating to garment manufacturing and agrees to hold the Company harmless from any violation thereof. Manufacturer shall provide Company with proof of registration effective for such periods of time as it is performing under this or any other Contract with the Company. Violation of the requirements set forth in Exhibit "B" shall constitute a material breach of this agreement

7. Proprietary Rights. Manufacturer hereby acknowledges that nothing herein shall be construed to convey to Manufacturer any rights in the Materials, or any intellectual property rights embodied therein, including, without limitation, any trademark, patent, trade secret or other proprietary right in or to any element of the Materials, or the designs therefore. Additionally, Manufacturer shall not make or sell any item bearing any name, logo or other identifier of Company, other than as specifically allowed for herein.

8. Confidentiality. Manufacturer specifically acknowledges that, as between Manufacturer and Company, all information delivered to Manufacturer hereunder, including such information contained in any instructions (which information shall include, without limitation, any patterns, designs or other intellectual property) shall be the property of Company (collectively, such proprietary information shall be referred to herein as the "Proprietary Information"). Manufacturer agrees that it shall not make any use of any of the Proprietary Information other than for the benefit of Company, and shall not allow or assist any third party in using any of the Proprietary Information other than for the benefit of Company. Upon the termination or expiration of this Agreement, or at any other time that Company may request, Manufacturer shall immediately return to Company all of the Proprietary Information (including, without limitation, all samples, patterns and designs). Manufacturer acknowledges that its usage of any Proprietary Information in any manner other than as specifically provided for herein shall cause Company immediate and irreparable damage for which there is no adequate remedy at law. In such event, Company shall be entitled to obtain injunctive relief and such other equitable remedies as may be available to it, in addition to any other remedy at its disposal.

9. Manufacturer's Indemnification. Manufacturer shall indemnify, defend and hold Company harmless from and against any and all demands, claims, actions, causes of action, liabilities, suits, proceedings, investigations or inquiries, or any settlement thereto, and all related expenses, including, but not limited, to all litigation expenses (including reasonable attorneys' fees and court costs) and settlement amounts, as well as all special and consequential damages and damage to Company's goodwill and reputation that arises from or in connection with, directly or indirectly, Manufacturer's breach of this Agreement or Manufacturer's failure to fill any order submitted by Company according to the terms of this Agreement.

10. Company's Indemnification. Company shall indemnify, defend and hold Manufacturer harmless from and against any and all demands, claims, actions, causes of actions, liabilities, suits proceedings, investigations or inquiries, or any settlement thereto, and all related expenses, including, but not limited to, all litigation expenses (including reasonable attorney's fees and court costs) and settlement amounts, as well as all special and consequential damages and damage to Manufacturer's goodwill and reputation that arises from or in connection with, directly or indirectly, the Specifications provided by Company to Manufacturer.

11. Arbitration. Any claim, dispute or controversy arising out of, or relating to any section of this Agreement or the making, performance or interpretation of the rights and obligations explicitly set forth in this Agreement, shall be settled on an expedited basis by binding arbitration in California before a single arbitrator from the Judicial Arbitration Mediation Service ("JAMS") mutually agreeable to the parties hereto, and, if no agreement is reached, before the arbitrator from JAMS selected in accordance with the rules of JAMS then in effect, which arbitration shall be conducted in accordance with such rules, and judgment upon any award rendered may be entered in any court having jurisdiction thereof. The decision of the arbitrator shall be binding on all of the parties. The arbitrator shall be bound by the terms and conditions of this Agreement and shall not extend, modify or suspend any of the provisions of this Agreement.

12. Notice. All notices to be given or delivered hereunder to a party shall be in writing and shall be deemed to have been given or delivered to the recipient: (1) Upon delivery by hand, if such delivery is before 4:00 p.m., local time, on a business day; (2) Upon receipt if sent by registered or certified United States mail, postage prepaid, return receipt requested; (3) Three (3) days after deposit if sent by First Class United States mail, postage prepaid; or (4) Upon sending of a facsimile to the facsimile number of recipient where such facsimile is sent before 4:00 p.m., receiver's time, on a business day:

Company: Guru Denim Inc. 1525 Rio Vista Avenue Los Angeles, CA 90023 Attention: Jeffrey Lubell Telephone: (323) 266-3072 Fax: (323) 266-8060	Manufacturer: The Indigo Group USA, Inc. 223 West Rosecrans Ave. Gardena, CA 90248 Attention: John Kang Telephone: (310) 768-3333 Fax: (310) 768-3432

13. Miscellaneous.

(a) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the state of California. The parties consent to the jurisdiction of the courts of the State of California and hereby waive all objections to such jurisdiction and venue.

(b) Modification/Assignment. This Agreement may not be modified or assigned, in whole or in part unless such modification or assignment is authorized in writing by all parties.

(c) Severability. If any one or more of the provisions of this Agreement are held to be invalid, illegal or unenforceable, in whole or in part, the same will not, in any respect, affect the validity, legality or enforceability of the remainder of this Agreement.

(d) Attorney's Fees. In the event that any action or proceeding is brought arising from this Agreement, the prevailing party shall recover, in addition to any other recovery that may be awarded, its reasonable attorney's fees and litigation costs.

(e) Survivability. All representations, warranties, and obligations capable of surviving the termination or expiration of this Agreement shall so survive.

(f) Relationships. Company and Manufacturer are independent contractors, and nothing contained herein shall be construed to constitute Company and Manufacturer as licensor/licensee, employer/employee, principal/agent, or any other similar relationship.

(g) Entire Agreement. This instrument constitutes the entire agreement of the parties with respect to the terms and conditions under which they will do business with one another from and after the date hereof. There are no other agreements, contracts, promises, warranties, representations, or understandings with respect to the foregoing subject matter except for those expressly embodied in this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Manufacturer's Agreement to be executed by their duly authorized representatives as of the day and year first above written.

Company GURU DENIM, INC. By:/s/ Jeffrey Lubell_________ Jeffrey Lubell, President	Manufacturer THE INDIGO GROUP USA, INC. By:/s/ John Kang______________ John Kang, President

EXHIBIT "A"

PURCHASE ORDER TERMS AND CONDITIONS

1. Time Is Of The Essence.

(a) Late shipments or shipments that arrive earlier than five (5) business days prior to the delivery date may or may not be accepted by Purchaser, at Purchaser's sole option. If Purchaser shall refuse to accept such shipment, Seller shall bear the sole and absolute liability and cost for removing such shipment.

(b) Where more than one delivery date is specified on the order, or where there are several orders for the same goods but for different delivery dates, failure to deliver all earlier deliveries on time shall give Purchaser the right to cancel future deliveries.

(c) Seller must notify Purchaser, in writing, within five (5) days of receipt of order, if Seller is unable to deliver the complete and correct order by the date(s) specified.

(d) To the extent that this order is written requiring that samples be delivered to Purchaser and approved by Purchaser, then Purchaser shall have no obligation hereunder until such time as Purchaser has delivered to Seller its written approval of all required samples.

2. Risk of Loss. Notwithstanding anything to the contrary herein contained, in no event shall legal title to any of goods sold herein by Seller to Purchaser pass to Purchaser until such time as the goods in questions are received by Purchaser in its warehouse or other facility and such goods have been accepted by Purchaser.

3. Partial Deliveries. At Purchaser's option, partial deliveries may be accepted, provided the following conditions are met:

(a) All goods are included in each shipment in the proportion of the original order, unless otherwise specified;

(b) Purchaser has provided Seller its prior written authorization to make partial shipments; and

(c) Delivery is, in all respects, timely. Failure to deliver any portion of an order shall entitle Purchaser to cancel the remainder of the order and return the portion shipped, at Seller's expense.

4. Multiple Orders. In the event that Purchaser has multiple orders pending with Seller at any one time, any breach of this order which provides Purchaser with the right to cancel this order, in whole or in part, shall entitle Purchaser to cancel all such other orders, in whole or in part.

5. Packing Charges. No charge will be allowed for boxing, packing or cartage, unless agreed on this order. In no event shall Purchaser be liable for the payment of any freight or shipping costs incurred, with respect to any goods sold under this invoice, in the shipment of any goods to Purchaser from any location within the State of California.

6. Seller's Representations and Warranties.

(a) Seller represents and warrants that the manufacture, sale and shipment of the goods ordered, and the performance of the services covered hereby have been, and will be in complete conformity and compliance with the Fair Labor Standards Act and with all other applicable Federal, State and local laws, regulations and orders, including, but not limited to, the trade practice rules of the Federal Trade Commission, the Textile Fiber Products Identification Act, the Fur Products Labeling Act, the Wool Products Labeling Act, the Montoya Act, and the Federal Hazardous Substances Act and/or the Flammable Fabrics Act. Seller represents that the continuing guarantees required under each of said laws which applies to goods ordered herein has been filed with the Federal Trade Commission and agrees to furnish Purchaser with copies of all such guarantees prior to shipment of this order, if so requested. Seller further warrants that the goods are fit for their particular purpose, are merchantable, and that the goods strictly conform to all samples accepted by Purchaser. Seller also agrees to furnish enough information to enable Purchaser to conform to the F.T.C. regulations of Care Labeling of Textile Wearing Apparel, effective July 3, 1972.

(b) If additional written guarantees are required by Purchaser, Seller shall produce such guarantees within three (3) business days of Purchaser's request, and such guarantees shall be in the form prescribed under the applicable rules and regulations under such acts, and shall be acceptable, in all events, to Purchaser.

(c) Seller agrees to provide to Purchaser one or more Letters of Origin, in addition to such other bills, receipts or documents, as Purchaser may reasonably require.

(d) Acceptance and fulfillment of this order by Seller shall confirm its representations and warranties stated herein.

7. Adherence to Order.

(a) All fabrics, colors, trim, accessories and finishes that are specified in this order must be delivered exactly as ordered. On all subsequent reorders, the original color and finish approved must be used as the standard, and any variation from that original standard is subject to Purchaser's approval and acceptance.

(b) All assortments of goods as to color, pattern or design must be exactly as ordered. Purchaser will not be liable to pay Seller for the order until the goods are assorted exactly as ordered. The payment terms on the face of this order shall date from the date of delivery of the goods so assorted.

(c) All overshipments are made at Seller' sole risk and responsibility. Purchaser reserves the right to reject or return, at Seller's expense, quantities in excess of the quantity ordered.

8. Inspection of Goods. All goods furnished shall be subject to count, inspection and acceptance by Purchaser after actual receipt. Goods of inferior or improper workmanship, or defective goods, or goods which do not strictly adhere to the samples accepted by Purchaser, or the specifications or standards of the order, or which fail otherwise to comply with this order may be rejected and returned to Seller. The decision whether or not goods received conform to the order shall be the sole and absolute decision of Purchaser, whose decision must be reasonably made and in conformance with common commercial practices for this industry. In all such cases, all of Purchaser's losses and charges, including but not limited to transportation, ability to deliver finished goods, cancellation of orders and all other expenses incident to the return of such goods shall be borne by Seller. No returned or rejected goods shall be replaced by Seller except upon receipt of written instructions from Purchaser.

9. Seller's Liability. Seller hereby acknowledges that Purchaser is purchasing the goods ordered hereunder to incorporate into Purchaser's product which will be re-sold either to satisfy existing orders and commitments, or upon Purchaser's future sales efforts. Therefore, Seller acknowledges that delivery of the goods ordered herein in accordance with the terms set forth herein (including, without limitation, as regards the specification of the goods, the date or dates of delivery, and the quantities to be delivered) is of the essence of this agreement. In the event that Seller shall fail to strictly abide by the terms of this agreement, Purchaser shall have the right to "cover", as such term is defined in Section 2712 of the California Commercial Code, and may pursue any of its other rights and remedies set forth therein. As a result of Seller's breach, Purchaser shall be entitled to recover, in addition to actual damages suffered, all of its incidental and consequential damages (as such terms are defined in Section 2715 of the California Commercial Code) that Purchaser suffers as a result of Seller's failure to perform.

10. Indemnification. Seller unconditionally agrees to indemnify Purchaser and any of the customers of Purchaser, and save Purchaser harmless from and against any and all liabilities, expenses, fees, claims, losses or damages of any character whatsoever (whether actual, incidental, consequential, or otherwise), including attorneys' fees and costs incurred, arising, directly or indirectly, from Seller's performance or failure to perform hereunder, any breach of the representations, warranties (expressed or implied certifications as to country of origin or other facts), or obligations of Seller hereunder, from any infringement or claim of infringement of any patent rights, trademark rights, design rights or any other intellectual property rights or other rights of any other party, or any injury to persons or property arising out of or caused by the sale or use by anyone of the goods. If any complaint or claim is made or asserted against Purchaser or any of Purchaser's customers by reason of any of the foregoing, Seller agrees that in addition to any other rights, Purchaser shall have the right forthwith to cancel any undelivered portion of this order and to return all prior deliveries to Seller for credit or payment. The foregoing, insofar as it pertains to patent or design rights shall not apply to goods made from designs or drawings furnished by Purchaser.

11. Additional Costs Due to Breach. Any additional costs incurred by Purchaser due to the failure of Seller or its agents to follow Purchaser's shipping instructions will be repaid to Purchaser by Seller, including any extra costs due to unauthorized part shipments.

12. Invoices. Any invoices which do not follow the billing instructions appearing on this order or omit required information, or that are in error may be re-dated as of the first of the following month.

13. Force Majeure. Purchaser shall not be liable for failure to take delivery of the goods if such failure is caused by labor disputes, strikes, war, riots, insurrection, civil commotion, fire, flood, earthquake, storm or any Act of God or any other cause beyond Purchaser's control.

14. Choice of Law/Attorneys Fees. This agreement shall be construed and interpreted pursuant to the laws of the State of California applicable to agreements made and to be performed entirely therein. The prevailing party in any dispute arising out of the sale of goods shall be awarded its attorney fees and costs.

15. Remedies. All remedies of Purchaser contained herein are cumulative, and are in addition to, and not in lieu of any other remedy available to Purchaser at law or in equity, including without limitation, Purchaser's remedies under the Uniform Commercial Code, which are specifically incorporated herein by this reference.

16. Limitation of Liability. In no event shall Purchaser be liable to Seller in excess of the actual purchase order price set forth herein, and no interest or other charge shall be recognized or paid by Purchaser upon any such purchase order or resulting invoice, whether claimed by reason of late payment or otherwise.

17. Right to Offset. Purchaser may off set against any amounts payable to Seller all indebtedness of Seller owing to Purchaser, including but not limited to damages and returns, arising from this or any other transaction or occurrence between the parties.

18. No Waiver. The failure of Purchaser to insist on Seller's compliance with any provision of this agreement shall not be considered as a waiver by Purchaser of Seller's subsequent compliance with the same or any other provision.

19. Construction of Agreement and Severability. No prior course of dealings between the parties, or usage of trade shall be relevant to supplement or explain any term used in this agreement. If any provision of this agreement is found to be unenforceable or illegal, such provision shall be deemed to have been stricken from this agreement such that it shall not affect the validity or enforceability of the remainder of this agreement.

EXHIBIT "B"

CALIFORNIA LABOR LAW COMPLIANCE

1. Manufacturer will attach notices listing employee name and social security number, gross wages earned, total hours worked, piece rate units earned, all deductions, net wages, hourly rates and the names of the manufacturers upon whose goods the employee worked to every employee's paycheck every time a paycheck is issued. Manufacturer agrees that there will be no exceptions.

2. Manufacturer agrees to display posters advising employees of their worker rights near the time clock where employees clock in and out of work, and in the breakroom.

3. Manufacturer agrees to allow representatives of Companies, or their agents to inspect Manufacturer's facility at anytime without advance notice.

4. Manufacturer agrees to provide a safe, clean, accessible working environment with adequate sanitation facilities and appropriate lighting.

5. Manufacturer will not engage in or permit psychological coercion or other forms of non-physical abuse, including threats of violence, sexual harassment, screaming or other verbal abuse.

6. Manufacturer or will not allow any person under 16 years of age to work in any business that does work for Manufacturer.

7. Manufacturer will not allow any person under 16 years of age to be present on the premises where any work is performed for Manufacturer.

8. Manufacturer will pay no less than the minimum wage to all employees.

This includes piece workers, hourly employees and trainees.

Example:

PIECEWORKER is paid $2 per piece and finishes 35 pieces during 40 hours. The employee has earned $70 (35 pieces x $2 = $70). This is less than the minimum wage of $270.00 for 40 hours (40 x $6.75 = $270). You must therefore pay the employee $200 in addition to the $70 in piece rate pay to comply with the minimum wage.

9. Manufacturer agrees to pay overtime at 1½ times regular wages for all hours of work over 40 hours in a workweek in one workday; and the first 8 hours worked on the seventh consecutive day of work in one workweek. Any work in excess of 12 hours in one workday, and any work in excess of 8 hours on the seventh consecutive day of work in a workweek, must be compensated at a rate of no less than twice the employee's regular rate of pay.

EXAMPLE:

Day 1 2 3 4 5 6 7

Hours of Work 9 8 0 0 0 0 0 - Total Hours = 17

One hour of overtime is owed for Day 1

10. Manufacturer will not allow employees to work at home. Manufacturer will prohibit employees from taking work from Manufacturer's facility under any circumstances.

11. Manufacturer agrees that the workweek shall end at the same time on the same day of the calendar week for all employees.

12. Manufacturer agrees to keep accurate records for all working time.

a. This includes all time performing actual work and time spent preparing machines and equipment for work.

b. Overtime work must be recorded, wherever it is performed.

c. Each employee shall be paid weekly, for all work performed by the employee in the workweek covered by the payment.

d. The payday for any given workweek for any given employee shall be:

i. Not more than seven calendar days following the end of the workweek, and

ii. The same day of the calendar week for all of the employees for each workweek.

13. Manufacturer will not allow work to be performed off the clock - ever.

14. Manufacturer shall pay all wages by payroll check, free and clear; Manufacturer will not pay any one in cash or any other means.

15. Manufacturer, its owners, officers, agents or supervisory employees will not cash or otherwise negotiate payroll check, in whole or in part.

16. Manufacturer will give each employee a separate time card for each workweek. Manufacturer will require that the employee sign or initial that the entries on the timecard for that workweek are complete and accurate. Manufacturer will also have a person in authority certifying the timecards. Manufacturer will give a copy of the completed timecard to the employee at the end of each workweek.

17. Manufacturer actor shall maintain a separate individual earnings record for each employee.